Exhibit 10.66

HOTEL MANAGEMENT AGREEMENT

By and Between

[_______________________]

and

AMERICAN REALTY CAPITAL HOSPITALITY PROPERTIES, LLC

[__________________________]

[__________][__], [_____]

1

TABLE OF CONTENTS

Recitals
Article I     The Hotel
Article II     Operating Term
Article III     Appointment and Engagement of Operator
Article IV     Hotel Employees
Article V     Provision of Funds
Article VI     Centralized Services; Multi-Property Programs; Information Technology
Article VII     Working Capital and Bank Accounts
Article VIII     Books, Records and Statements; Budgets
Article IX     Management Fees and Payments to Operator and Owner
Article X     Intentionally reserved.
Article XI    FF&E Reserve
Article XII     Insurance
Article XIII    Property Taxes
Article XIV    Repairs and Maintenance
Article XV     Owner Covenants and Representations
Article XVI    Damage or Destruction; Condemnation
Article XVII    Events of Default
Article XVIII    Termination of Agreement
Article XIX    Assignment
Article XX    Notices
Article    XXI    Subordination; Estoppels; Recognition
Article XXII    Indemnification
Article XXIII    Miscellaneous
Definition Annex

1

HOTEL MANAGEMENT AGREEMENT

THIS HOTEL MANAGEMENT AGREEMENT is made as of the [__] day of [____], [_____], between[_________], a [Delaware limited partnership], as “Owner,” and AMERICAN REALTY CAPITAL HOSPITALITY PROPERTIES, LLC, a Delaware limited liability company, as “Operator.”

RECITALS

WHEREAS, Owner is the Lessee of the Hotel known as the [____________] located at [_________________];

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, Owner and Operator agree as follows:

ARTICLE I

THE HOTEL

1.1.    Owner and Operator acknowledge that the Hotel consists of and contains the Building, together with the parcel of land on which the Building is located and any outdoor parking areas or other facilities located on such land, the Installations, the FF&E, the Operating Equipment, the Operating Supplies, fitness room and outdoor pool.

ARTICLE II

OPERATING TERM

2.1.    This Agreement shall have an Initial Term commencing on the Commencement Date and expiring on the twentieth (20th) anniversary of the Commencement Date, unless sooner terminated in accordance with the provisions of this Agreement or unless extended as provided by the terms of this Agreement or as otherwise provided by the written agreement of Owner and Operator. Following the expiration of the Initial Term, this Agreement shall, unless terminated pursuant to the provisions of this Agreement, continue in force and be automatically extended for three (3) successive five (5)-year terms (each, a “Renewal Term”) unless either party provides written notice of termination to the other at least one hundred twenty (120) days prior to the end of the then-current term.

ARTICLE III

APPOINTMENT AND ENGAGEMENT OF OPERATOR

3.1.    Owner hereby engages Operator as the exclusive operator of the Hotel during the Operating Term and Operator hereby accepts such engagement. Provided that Operator remains responsible for the full performance of its obligations hereunder, Owner consents to the delegation and performance of any or all of Operator’s rights and obligations hereunder to a reputable and experienced hotel management company (the “Sub-Manager,” if any), in Operator’s reasonable discretion, and Owner agrees that Crestline Hotels & Resorts, LLC; Interstate Management Company, LLC; management companies affiliated with Hilton Hotels & Resorts; McKibbon Hotel Management, Inc.; and InnVentures IVI, L.P. all constitute reputable and experienced hotel management companies. In the event that Operator’s contract with any Sub-Manager expires prior to the term of this Agreement and Operator wishes to replace one Sub-Manager with another, Owner agrees to make such changes to this Agreement as may be necessary to conform this agreement with such replacement agreement, provided that none of the principal economic terms of this Agreement are changed in a manner that negatively affects Owner.

3.2.    Operator shall operate the Hotel and all of its facilities and activities in the same manner as is customary and usual in the operation of similar hotels in the area of the Hotel to the extent consistent with the Budgets and the Hotel’s facilities.

3.3.    Operator will be available to consult with and advise Owner, at Owner’s reasonable request, concerning all policies and procedures affecting all phases of the conduct of business at the Hotel. Operator shall in all events consult with Owner before implementing any material changes in policies and procedures relating to the Hotel. Owner shall consult directly with the Vice President of Operations or such other corporate employee of Operator as the parties may agree, and/or with the general manager of the Hotel, and shall not contact any other Hotel Employee, regarding the operations of the Hotel.

3.4.    Subject to the terms of this Agreement and the applicable Budgets, Operator shall have control and discretion in all aspects of the operation, direction, management and supervision of the Hotel. Specifically, during the Operating Term, Operator, as agent and for the account of Owner, shall in accordance with the Budgets and the other applicable provisions of this Agreement, and only to the extent Owner has provided sufficient funds therefor, either through Hotel operations or directly from Owner:

A.
Determine Hotel policies including but not limited to (i) credit policies (including entering into agreements with credit card organizations), (ii) terms of admittance, (iii) charges for rooms, (iv) food and beverage policies, (v) Employment Policies, and (vi) entertainment and amusement policies;

B.	Recruit, train, direct, supervise, employ and dismiss the Hotel Employees for the operation of the Hotel, and in connection therewith establish and maintain an affirmative action plan for the Hotel;

C.	Develop and implement advertising, marketing, promotion, publicity and similar programs for the Hotel;

D.
(i) Negotiate and enter Leases, collect the rent under such Leases and otherwise administer the Leases and (ii) negotiate and enter into contracts for the provision of services to the Hotel (provided, however, that Operator will obtain Owner’s consent prior to entering into any contracts or Leases involving the payment or receipt of $15,000 or more in any calendar year, and/or that are for a term exceeding one (1) year (unless terminable at will on notice of 30 days or less);

E.
Upon receipt of all necessary information from Owner, apply for, process and take all necessary steps to procure and keep in effect in Owner’s name (or, if required by the licensing authority, in Operator’s name or both) all licenses and permits and the sales tax registration(s) required for the operation of the Hotel;

F.
Provide purchasing services for routine replacements and renewals of FF&E, Operating Equipment and Operating Supplies necessary for the operation of the Hotel; non-routine purchases of such items may be provided pursuant to a separate written agreement on terms and conditions set forth therein (including a separate fee); provided, however, to the extent that Owner purchases any of the FF&E, Operating Equipment or Operating Supplies used in connection with the operation of the Hotel, Owner will provide to Operator sufficient information for Operator to maintain accurate books and records regarding sales tax accruals and pay such accruals out of Total Revenues from the Hotel, and Owner agrees to fully cooperate with Operator in the event of any related tax audit;

G.	Provide routine accounting services as required in the ordinary course of business;

H.
Comply with all applicable laws, ordinances, regulations, rulings and orders of governmental authorities affecting or issued in connection with the Hotel, as well as with orders and requirements of any board of fire underwriters or any other body which may exercise similar functions, so long as Owner promptly delivers to Operator any notice of violation thereof received by Owner;

I.	Cause all needed ordinary repairs and maintenance to the Hotel of which Operator is aware to be made, and supervise such repairs and maintenance;

J.
Subject to Section 3.5 below, use commercially reasonable efforts to operate the Hotel in accordance with any and all Major Agreements; provided, however, Operator shall have no responsibility for causing the payment of any Fixed Charges or Owner Expenses, unless expressly set forth in this Agreement; and

K.
Provide such other services as are required under the terms of this Agreement or as are customarily performed without additional fee by management companies of similar properties in the area of the Hotel.

3.5.    Notwithstanding any other provision of this Agreement to the contrary, Operator’s obligations with respect to any Major Agreement shall be limited to the extent (i) complete and accurate copies thereof, or summaries of the relevant provisions thereof, have been delivered to Operator sufficiently in advance to allow Operator to perform such obligations and (ii) the provisions thereof and/or compliance with such provisions by Operator (1) are applicable to the day-to-day operation, maintenance and non‑capital repair and replacement of the Hotel or any portion thereof, (2) do not require contribution of capital, (3) do not materially increase Operator’s obligations hereunder or materially decrease Operator’s other rights hereunder, (4) do not limit or purport to limit any corporate activity or transaction with respect to Operator or its affiliates or any other activity, transfer, transaction, property or other matter involving Operator or its affiliates other than at the site of the Hotel, and (5) are otherwise within the scope of Operator’s duties under this Agreement. Owner acknowledges and agrees, without limiting the foregoing, that any failure of Operator or the Hotel to comply with the provisions of any Major Agreement arising out of (A) the condition of the Hotel and/or the failure of the Hotel to comply with the provisions of such Major Agreement, prior to Operator’s assuming the day-to-day management thereof, (B) construction activities at the Hotel, (C) inherent limitations in the design and/or construction of, location of and/or parking at the Hotel, (D) instructions from Owner to operate the Hotel in a manner inconsistent with the Major Agreements and/or (E) Owner’s failure to approve any matter requested by Operator in Operator’s reasonable good faith business judgment as necessary or appropriate to achieve compliance with any Major Agreement, shall not be deemed a breach by Operator of its obligations under this Agreement.

ARTICLE IV

HOTEL EMPLOYEES

4.1.    All Hotel Employees shall be employees of Operator; provided however, Owner shall have the right to approve the hiring of the Hotel’s General Manager, not to be unreasonably withheld, conditioned, or delayed. Operator shall notify Owner within a reasonable time period upon the departure of the Hotel’s General Manager or the departure or hiring of the Hotel’s Director of Sales. All compensation (including without limitation all wages, fringe benefits and severance payments) of the Hotel Employees shall be an Operating Expense and shall be borne by Owner and paid or reimbursed to Operator out of the Agency Account or if the amounts therein are insufficient by Owner upon demand therefor by Operator. Owner acknowledges and agrees that Operator shall have the right to institute severance payment policies and bonus programs for the Hotel Employees so long as such policies are reasonable and customary in the industry. All severance payments shall be in accordance with the severance policy guidelines approved by Owner in connection with the annual Budget approval process, or otherwise approved by Owner. If this Agreement is terminated in the middle of any Fiscal Year, Owner shall pay a pro-rata portion of any Hotel Employee’s bonus that accrued during the Operating Term.

4.2.    Operator may enroll the Hotel Employees in retirement, health and welfare employee benefit plans substantially similar to corresponding plans implemented in other hotels with similar service levels managed by Operator. Such plans may be, at Operator’s option, joint plans for the benefit of employees at more than one hospitality property owned, leased or managed by Operator or its affiliates. Employer contributions to such plans (including any withdrawal liability incurred upon termination of this Agreement) and reasonable administrative fees which Operator may expend in connection therewith shall be the responsibility of Owner and shall be an Operating Expense. The administrative expenses of any joint plans will be equitably apportioned by Operator among properties covered by such plan, based on the Hotel’s payroll expense as it relates to the total expense of such joint plan. Owner hereby agrees that Operator may negotiate, enter into or amend any collective bargaining agreement in place for the Hotel Employees, subject to Owner’s reasonable approval, not to be unreasonably withheld or delayed. Owner acknowledges that any collective bargaining agreement for Hotel Employees shall be entered into by Operator as agent for Owner. If a collective bargaining agreement is in place for the Hotel Employees immediately prior to the termination of this Agreement, Operator may request that Owner seek an assessment regarding the amount of withdrawal liability incurred under any related benefit plan, if any. At Operator’s option, Owner shall post a bond or establish an escrow account to cover the costs of such withdrawal liability. Owner hereby acknowledges and agrees that (a) any employee benefit plan withdrawal liability and (b) compliance with the provisions of the WARN Act upon any disposition of the Hotel, upon any termination of this Agreement or upon the occurrence of any other event giving rise to the application of the WARN Act are the responsibility and obligation of Owner, and Owner shall (i) cause the succeeding employer to hire a sufficient number of employees at the Hotel to avoid the occurrence of a “closing” under the WARN Act or (ii) provide Operator with sufficient notice of termination to allow Operator to comply with the WARN Act and avoid any liability thereunder. To the extent set forth in Section 22.2, Owner hereby agrees to indemnify, defend and hold Operator harmless in connection with (i) any breach or claimed breach of the WARN Act in connection with any such disposition, termination or other occurrence in violation of the foregoing provisions of this Section 4.2 and (ii) any employee benefit plan withdrawal liability.

4.3.    Operator, in its discretion, may, as an Operating Expense of the Hotel, (i) provide lodging for Operator’s executive employees visiting the Hotel in connection with the performance of Operator’s services and allow them the use of Hotel facilities and (ii) provide the General Manager of the Hotel and other Hotel Employees temporary living quarters within the Hotel and the use of all Hotel facilities for up to sixty (60) days, in either case without charge, as the case may be.

ARTICLE V

AGENCY; PROVISION OF FUNDS

5.1.    In the performance of its duties as Operator of the Hotel, Operator shall act solely as agent of, and for the account of, Owner. Nothing in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Owner and Operator. Except as otherwise provided in this Agreement, (a) all debts and liabilities to third persons incurred by Operator in the course of its operation and management of the Hotel in accordance with the provisions of this Agreement shall be the debts and liabilities of Owner only and (b) Operator shall not be liable for any such obligations by reason of its management, supervision, direction and operation of the Hotel as agent for Owner. Operator may so inform third parties with whom it deals on behalf of Owner and may take any other reasonable steps to carry out the intent of this paragraph.

5.2.    Operator shall in no event be required (i) to advance any of its funds (whether by waiver or deferral of its management fees or otherwise) for the operation of the Hotel or (ii) to incur any liability unless Owner shall have furnished Operator with funds necessary for the discharge thereof prior to incurring such liability. Operator shall not be deemed to be in default of its obligations under this Agreement to the extent it is unable to perform any obligation due to the lack of available funds from the operation of the Hotel or as otherwise provided by Owner.

ARTICLE VI

CENTRALIZED SERVICES; MULTI-PROPERTY PROGRAMS;
INFORMATION TECHNOLOGY

6.1.    Operator may, subject to the Budgets, provide or cause its affiliated companies to provide for the Hotel and its guests the Centralized Services. The current list of Centralized Services offered by Operator is attached to this Agreement as Exhibit A, and will be modified on an annual basis in connection with the review and approval of the Budgets. Subject to the provisions of the applicable Budget, Operator or such of Operator’s affiliated companies as provide Centralized Services shall be entitled to be reimbursed for the Hotel’s share of the total costs that are reasonably incurred in providing such Centralized Services on a system-wide basis to hotels and motels managed by Operator or its affiliates which costs may include, without limitation, salaries (including payroll taxes and employee benefits) of employees of Operator and its affiliates, costs of all equipment employed in the provision of such services and a reasonable charge for overhead. Subject to the Budgets, the Hotel’s share of such costs shall be determined in an equitable manner by Operator (which shall be reasonably satisfactory to Owner) and substantiated to Owner after each Fiscal Year, shall be an Operating Expense of the Hotel and shall be borne by Owner and paid or reimbursed to Operator out of the Agency Account or if the amounts therein are insufficient by Owner in accordance with Section 7.1. Operator shall maintain and make available to Owner invoices or other evidence supporting all of the charges for Centralized Services. Notwithstanding the foregoing, Operator’s fee for providing centralized accounting services shall be the Accounting Fee. Owner acknowledges and agrees that (i) Operator has disclosed to Owner the types of Centralized Services Operator currently makes available to properties which it operates, including those that require mandatory participation by the Hotel, (ii) the Hotel is likely to receive substantial benefit from its participation in such Centralized Services, (iii) Operator is not obligated to provide such Centralized Services under Article III of this Agreement, but will offer such Centralized Services to the Hotel so long as Operator continues to offer them to other similar hotels operated by Operator or its affiliates, (iv) Operator is entitled to payment for such Centralized Services in the manner set forth above in addition to its Basic Fee and Incentive Fee, and (v) the receipt by Operator of any such payment does not breach any fiduciary or other duty which Operator may have to Owner. In no event shall Operator earn a profit on its provision of Centralized Services.

6.2.    Owner acknowledges and agrees that Operator, subject to the Budgets and Owner’s approval, may enter into certain Multi-Property Programs pursuant to which Operator or affiliates of Operator receive Operator Rebates from or in, as applicable, the vendors or suppliers of goods or services provided under such Multi-Property Programs. Owner acknowledges and agrees that (i) Operator has disclosed to Owner the types of Multi-Property Programs Operator currently makes available to properties which it operates and (ii) subject to the terms of this Section, (1) the Hotel is likely to receive substantial benefit from its participation in such Multi-Property Programs which the Hotel could not obtain on its own and for which Operator is not adequately compensated by its Basic Fee and Incentive Fee, and (2) the receipt by Operator of any Operator Rebates does not breach any fiduciary or other duty which Operator may have to Owner. Operator allocates Operator Rebates to hotels operated by Operator and its affiliates in the following manner: (A) Operator Rebates received that are directly attributable and traceable to a specific hotel are returned to such hotel and (B) Operator Rebates received that are not directly attributable and traceable to a specific hotel are, to the extent such Operator Rebates exceed all costs and expenses in managing and overseeing the Multi-Property Programs during any Fiscal Year, allocated to a training program account which account is used (i) to develop – both internally and externally – and establish additional associate training programs; (ii) to compensate third-party experts who provide such training; and (iii) to provide other benefits for the participating hotels such as third-party food and beverage consulting expertise. The funds in this training program account are allocated ratably among all of the hotels that participated in the applicable Multi-Property Programs by multiplying such amount by a fraction, the numerator of which is the total amount of purchases through the Multi-Property Programs made by the participating hotel and the denominator of which is the total amount of purchases through the Multi-Property Programs made by all of the hotels managed by Operator and its affiliates that participate in the Multi-Property Programs. If the management agreement for a participating hotel terminates prior to utilizing all of such hotel’s allocated portion of the training program account, such unused portion shall be returned to the applicable hotel owner following termination.

6.3.    The Hotel shall incur, as an Operating Expense, fees for certain information technology services, including, but not limited to: (i) de-centralized accounting support services, pursuant to Section 9.2, (ii) Operator’s IT Central Support Services (support desk and e-mail services), (iii) Operator’s IT Delphi System Support (centralized sales and catering software application), (iv) license fees equal to the Operator’s actual costs for use of certain Microsoft software applications at the Hotel, and (v) Virtual Private Network Connectivity and Support (connection to Operator’s software applications via secure internet connection). For purposes of the Virtual Private Network, Operator may install hardware at the Hotel, which shall be Owner’s property, and the cost thereof shall be chargeable as an Operating Expense. In addition, Owner shall pay the costs of all information technology equipment, software and costs associated with business process changes from time to time to (i) comply with the operating standards required by the Major Agreements, (ii) make reasonable adaptations to changing technology, (iii) be otherwise consistent with industry standards for similar hotel operations, and (iv) achieve and sustain compliance on an on-going basis with the then-current Payment Card Industry Data Security Standards and other applicable information security and operating rules and regulations of the credit card associations, and applicable data protection and privacy laws and regulations. A list of the IT Fees payable to Operator pursuant to this Section 6.3 is attached hereto as Exhibit B, subject to change as set forth in the Budgets for each Fiscal Year. Commencing with the month in which the Commencement Date occurs and continuing throughout the Operating Term, such fees shall be incurred by the Hotel and payable to Operator on a monthly basis. All IT Fees shall be an Operating Expense, shall be included in the

Budgets and shall be paid or reimbursed to Operator out of the Agency Account or, if the funds therein are insufficient, by Owner.

6.4    To the extent requested by Owner, Operator may provide project management services in connection with the procurement and installation of information technology for the Hotel during the Operating Term on terms and conditions (including separate fees for such services) mutually agreed upon by Owner and Operator.

ARTICLE VII

WORKING CAPITAL AND BANK ACCOUNTS

7.1.    Commencing immediately prior to the Commencement Date, Owner will provide Operator with Minimum Working Capital for the Hotel. Owner shall at all times provide, either from Total Revenues or from other funds of Owner, sufficient funds as determined in the good faith business judgment of Operator to constitute normal working capital for the uninterrupted and efficient operation of the Hotel (but which, in no event, shall be an amount less than the Minimum Working Capital), including without limitation funds sufficient to operate, maintain and equip the Hotel in accordance with all Major Agreements and to maintain the Hotel in a first-class physical condition.

Upon Operator’s notice to Owner that additional funds are required to pay payroll expenses and other necessary Operating Expenses, Owner shall immediately provide the funds necessary to pay such Operating Expenses. Any such failure to provide such funding shall constitute a breach under Section 17.1(A) of this Agreement. Operator may, but shall not be required to, fund such expenses, and in such event, Operator may, in addition to all other rights, repay itself as soon as any funds are available.

7.2.    The following bank accounts shall be set up for the Hotel:

A.
The Deposit Account. All funds received in the operation of the Hotel (including all cash, checks and credit card receipts) shall be deposited in the Deposit Account, in such federally insured banks, savings and loans or trust companies as may be selected by Owner and reasonably approved by any lender under a mortgage loan. The Deposit Account shall be under the control of Owner.

B.
The Agency Account. Operator shall establish, in Operator's name as agent for Owner and under the control of Operator as hereinafter set forth, an Agency Account in such federally insured banks, savings and loans or trust companies as may be selected by Operator and reasonably approved by Owner and/or any lender under a mortgage loan. Owner shall deposit into the Agency Account the Minimum Working Capital and additional working capital funds, in accordance with Section 7.1. To the extent funds are currently available in the Agency Account, Operator shall pay all Operating Expenses and Fixed Charges on behalf of Owner from the Agency Account. Upon Owner’s written request and direction, Operator shall pay on behalf of Owner from the Agency Account (but only to the extent that such funds are available in the Agency Account following the payment of all Operating Expenses and Fixed Charges), such other Owner Expenses as may be requested by Owner; provided, however, Operator will not be required to pay such Owner Expenses until Operator receives Owner’s Expense Notice. Owner agrees to provide Owner’s Expense Notice at least thirty (30) days prior to the date on which the first payment by Operator is due, and such Owner’s Expense Notice shall only be revocable upon thirty (30) days prior written notice from Owner. Operator’s payment of any Owner Expense shall be subject to a supplemental accounting fee as may be mutually agreed to by Owner and Operator. Operator shall provide Owner with “read-only” access to the Agency Account.

C.
The FF&E Reserve Account. In addition to the Deposit Account, the FF&E Reserve Account shall be established at the same institution for a reserve for replacements, substitutions and additions to the FF&E.

7.3.    The Agency Account shall be in the name of Operator as agent for Owner and shall be under the control of Operator; the agency status of Operator shall be designated on the checks and drafts drawn on such bank account. Checks or other documents of withdrawal shall be signed only by representatives of Operator, provided that such representatives shall be bonded or otherwise insured in a manner reasonably satisfactory to Owner. The premiums for bonding or other insurance shall be an Operating Expense except for premiums for bonding off-site executive employees of Operator.

ARTICLE VIII

BOOKS, RECORDS AND STATEMENTS; BUDGETS

8.1.    Operator shall keep full and accurate books of account and other records reflecting the results of the operation of the Hotel in accordance with the Uniform System with such exceptions as may be required by the provisions of this Agreement; provided, however, that Operator may, with prior notice of not less than ninety (90) days to Owner, make such modifications to the methodology in the Uniform System as are consistent with Operator’s standard practice in accounting for its operations under management contracts generally, so long as such modifications do not affect the determination of Total Revenues, Operating Expenses or Fixed Charges. Except for the books and records which may be kept in Operator’s home office or other suitable location pursuant to the adoption of a central billing system or other centralized service, the books of account and all other records relating to or reflecting the operation of the Hotel shall be kept at the Hotel and, excluding employment records, shall be available to Owner and its representatives at all reasonable times for examination, audit, inspection and transcription. All of such books and records including, without limitation, books of account, guest records and front office records (but excluding employment records), shall be the property of Owner. Upon any termination of this Agreement, (i) physical possession of all of such books and records shall be transferred to Operator’s off-site storage facility and held for the benefit of Owner, and remain available to Owner and its representatives at all reasonable times for examination, audit, inspection and transcription (except for employment records which are held for the sole benefit of Operator) for five (5) years or such other period as required by Operator’s document retention policy, and (ii) Owner shall pre-pay Operator for all costs or expenses incurred by Operator in connection with the storage and eventual destruction of such documents. Owner and Operator shall mutually determine the inventory of books and records for retention; provided, however, copies of all sales tax returns and supporting documents relating to all tax reporting periods for the Hotel covered by the Operating Term shall be retained.

8.2.    Operator shall deliver to Owner in electronic format within fifteen (15) days after the end of each month, the Monthly Reports. The Monthly Reports shall be prepared in accordance with the Uniform System and/or GAAP unless otherwise set forth in this Agreement.

8.3.    Operator shall provide reasonable assistance to an accounting firm selected by Owner in order to permit such accounting firm to deliver to Owner annual audited financial statements of Owner for the immediately preceding Fiscal Year. At Owner’s request and for an additional fee, Operator shall provide the SAS-70 (SSAE- SOC 16) audit to Owner. The fee to Owner shall be determined by allocating pro-rata the total fee incurred by Operator for such audit among the owners of all hotels operated by Operator or its affiliates that request such audit.

8.4.    On or before each December 1 during the Operating Term, Operator shall submit the Budgets for the next Fiscal Year to Owner. The Budgets shall be prepared in accordance with the Uniform System to the extent applicable and shall otherwise be prepared in accordance with Operator’s standard financial reporting and budgeting practices. Owner shall notify Operator in writing of its approval or disapproval of the Budgets not later than fifteen (15) days after the delivery of the Budgets to Owner and, if Owner disapproves any such Budget, Owner shall state in such notice the reasons therefor with reasonable particularity. In the event Owner fails to notify Operator in writing of its approval or disapproval of any Budget on or before the expiration of such fifteen (15) day approval period, then such Budget shall be deemed approved by Owner. Notwithstanding anything to the contrary contained in this Agreement, Operator is not warranting or guaranteeing in any respect that the actual operating results of the Hotel during the period covered by the Budgets will not materially vary from the Budgets. The Budgets are an estimate only and unforeseen circumstances, including but not limited to, cost of labor, material, services and supplies, casualty, law, economic or market conditions may make adherence to the Budgets impracticable.

8.5.    Upon approval of the Budgets by Owner, Operator shall use diligent and commercially reasonable efforts to operate the Hotel substantially in accordance with the Budgets. Operator shall not, without Owner’s prior approval:

A.
Incur any expense for any line-item in the Operating Budget which causes the aggregate expenditures for such line-item to exceed the budgeted amount by the greater of (i) 10% or (ii) $5,000 for the applicable fiscal period set forth in the Operating Budget, provided that Operator may at Owner’s cost and expense, without Owner’s approval pay any, (x) Necessary Expenses, (y) Emergency Expenses, and/or (z) Opportunity Expenses; or

B.
Incur any expense for any line-item in the Capital Budget which causes the aggregate expenditures for such line-item to exceed the budgeted amount by the greater of (i) 10% or (ii) $5,000, provided that Operator may, without Owner’s approval, pay any Emergency Expenses which are capital in nature.

8.6.    If the Budgets (or any component of the Budgets) with respect to any Fiscal Year are disapproved by Owner as provided in Section 8.4 then, until the resolution of such dispute Operator shall cause the Hotel to be operated substantially in accordance with most recent approved Budgets, except for, or as modified by, (a) those components of such Budgets for the applicable Fiscal Year approved by Owner, (b) an adjustment to the disputed Budgets so as to increase (but not decrease) disputed expense items by the same percentage as any percentage increase in the CPI, from the CPI in effect on the first day of the first month of the Fiscal Year applicable to such last approved Budget to the CPI in effect on the first day of the first month of the Fiscal Year applicable to the disputed Budgets (c) Necessary Expenses which shall be paid as required, (d) Emergency Expenses which shall be paid as required and (e) Opportunity Expenses.

ARTICLE IX

MANAGEMENT FEES
AND PAYMENTS TO OPERATOR AND OWNER

9.1.    Owner shall pay to Operator, on a monthly basis, a Basic Fee equal to four percent (4%) of Total Revenues for services rendered under this Agreement during the Operating Term, including any partial month at the beginning or at the end of the Operating Term. Any fees payable to any Sub-Manager shall be paid out of the Basic Fee.

9.2.    In addition to the Basic Fee, Owner shall pay to Operator, on a monthly basis, an Accounting Fee equal to one thousand two hundred dollars ($1,200) per month, or a pro-rata percentage for any partial month, during the Operating Term and for three (3) months after the termination of this Agreement for its centralized accounting services, plus any additional fee associated with Operator’s payment of Owner Expenses, as set forth in Section 7.2 of this Agreement, if any.

9.3.    In addition to the Basic Fee and the Accounting Fee, Owner shall pay to Operator an Incentive Fee for each Fiscal Year (or any partial Fiscal Year at the beginning or at the end of the Operating Term) equal to ten percent (10%) of the amount by which Gross Operating Profit for the Fiscal Year (or partial Fiscal Year at the beginning or at the end of the Operating Term) exceeds the previous Fiscal Year’s (or partial Fiscal Year at the beginning or at the end of the Operating Term’s) Gross Operating Profit.

9.4.    In each month during the Operating Term, Operator shall be paid out of the Agency Account the following payments for the preceding month: (a) the Basic Fee, (b) the Accounting Fee, and (c) any expense reimbursements due to Operator, as determined from the monthly income and expense statement. Such payment shall be due and made upon delivery of the income and expense statement for such month and shall be deducted by Operator out of the Agency Account. At the end of each Fiscal Year, the Incentive Fee shall be paid based upon the operating results for such Fiscal Year.

9.5.    On or before the twentieth (20th) day following the last day of each calendar quarter (or such other fiscal period as Owner and Operator may determine) of each Fiscal Year during the Operating Term, after (a) payment of Operating Expenses, Fixed Charges and, to the extent the same are to be paid by Operator under this Agreement, Owner Expenses, (b) deposits to the FF&E Reserve Account in accordance with the Budget, (c) any required payment to Operator pursuant to Section 9.6 below and (d) retention of working capital sufficient in the reasonable opinion of Operator to assure the uninterrupted and efficient operation of the Hotel as required under Section 7.1 above, all remaining funds in the Agency Account shall be paid to Owner or its designee.

9.6.    At the end of each Fiscal Year and following receipt by Owner of the annual audit set forth in Section 8.3, an adjustment will be made, if necessary, based on the audit so that Operator shall have received the accurate Basic Fee and Incentive Fee for such Fiscal Year. Within thirty (30) days of receipt by Owner and Operator of such audit, Operator shall either (a) place in the Agency Account or remit to Owner, as appropriate, any excess amounts Operator may have received for such fees during such calendar year or (b) be paid out of the Agency Account or by Owner, as appropriate, any deficiency in the amounts due Operator for the Basic Fee and the Incentive Fee. If such annual audit does not reveal that adjustment should be made to the calculation of the fees payable to Operator, the calculation of the fees shall be deemed final unless Owner objects to such calculation within ninety (90) days after the end of the applicable Fiscal Year. If Owner does not obtain an audit of year-end financial statements, the unaudited year-end financial statements delivered by Operator pursuant to Section 8.2 shall be utilized for the purposes of this Section 9.6.

9.7.    Owner shall be liable for and shall pay Operator for any applicable sales, use, excise consumption or similar taxes that are payable to any taxing jurisdiction with respect to any fees, reimbursements or other amounts due to Operator under this Agreement to ensure that the net amount of such fees, reimbursements or other amounts received by Operator shall be equal to the full amount that Operator would have otherwise received if no such taxes applied to such amounts. This Section 9.7 does not apply to federal or state income taxes payable by Operator as a result of its gross or net income relating to any fees collected under this Agreement.

ARTICLE X

Intentionally reserved.

ARTICLE XI

FF&E RESERVE

11.1.    During each Fiscal Year there shall be allocated to (and if so required under a Major Agreement, paid to) the FF&E Reserve Account on a monthly basis from Total Revenues or other funds provided by Owner in such amount as may be required under the Major Agreements.

11.2.    All funds in the FF&E Reserve Account, together with any interest earned thereon shall be used solely for purposes of replacing or refurbishing the FF&E in accordance with the applicable Capital Budget. Any funds remaining in the FF&E Reserve Account at the end of a Fiscal Year shall be carried forward to the next Fiscal Year.

ARTICLE XII

INSURANCE

12.1.    The following insurance with respect to the Hotel, to the extent such insurance is commercially available, shall be obtained by Owner and maintained throughout the Operating Term at Owner’s sole cost and expense provided, however, Owner may elect, at the beginning of the Operating Term or no more than once per year during the Operating Term, so long as such election is at least sixty (60) days prior to any then-current policy renewal, to have Operator provide insurance outlined in subsections B, C, F, and/or H below, upon written notice to Operator and delivery of certificates of insurance acceptable to Owner:

A.
insurance covering the Building, the Installations and the FF&E on an special peril broad form basis, against such risks as are customarily covered by such insurance (including, without limitation, boiler and machinery insurance, air conditioning systems, including refrigeration and heating apparatus, pressure vessels and pressure pipes, but excluding damage resulting from earthquake, war, and nuclear energy), in aggregate amounts which shall be not less than the full replacement cost of the Building, the Installations and the FF&E (exclusive of foundations, footings and land) including with respect to any tenants of the Hotel;

B.
commercial general liability insurance, on an occurrence policy form, with a combined single limit of not less than $1,000,000 for each occurrence and $2,000,000 per location aggregate including the following coverages: (i) bodily injury including sickness and disease, (ii) death, (iii) property damage, (iv) abuse and molestation, (v) mental anguish as a result of bodily injury, (vi) personal and advertising injury including false arrest, false imprisonment, unlawful detention, malicious prosecution, libel, slander or violation of the right of privacy, (vii) wrongful entry or eviction, (viii) liquor liability (if the Hotel sells, serves or furnishes alcoholic beverages) and host liquor liability if the sale or service of alcohol is provided by a third party, (ix) innkeeper’s liability, (x) contractual liability, (xi) independent contractors, (xii) premises and operation, (xiii) products and completed operations, and (xiv) pollution coverage for liability arising out of heat, smoke or fumes from a hostile fire vapor or soot produced by or originating from equipment that it utilized by HVAC equipment and bacteria, fungi, carbon monoxide or pool chemicals.;

C.
umbrella excess liability insurance with a $50,000,000 per occurrence and per location limit applying on an excess and follow form basis over the commercial general liability, Employers’ liability, and auto liability insurance coverages;

D.
business interruption insurance covering loss of income on an “Actual Loss Sustained” basis or for a minimum period of eighteen (18) months resulting from interruption of business resulting from physical damage caused by the occurrence of any of the risks affecting the Hotel insured against from accidental damage to, or from the explosion of, boilers and air conditioning systems (including refrigeration and heating apparatus), pressure vessels, and pressure pipes for the period of recovery plus this insurance shall include an “Extended Period of Indemnity” for up to 12 months once reconstruction is complete;

E.
if the Hotel is located within an area designated “high hazard flood zone” pursuant to the Federal Emergency Management Agency, as the same may be amended from time to time, flood insurance in such amount as Owner or any mortgagee or lender may reasonably require;

F.
business automobile liability insurance with a combined single limit of $1,000,000 insuring against damage due to bodily injury, death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicles, whether owned, non-owned, hired or leased, in connection with Hotel operations and garage-keeper’s liability parking services for guest vehicles are provided;

G.
earthquake insurance to be included if requested by Owner. If the Hotel is located in a high hazard “earthquake zone” based on the insurer’s zone designations, such insurance shall be in an amount reasonably acceptable to owner and lenders; if the estimated PML is less than 20% of the TIV at such sites located within such zones, Owner may within the terms of any loan, decide relative to each site whether they wish to purchase earthquake insurance or forego it entirely; and

H.
Such other or additional insurance as may be (i) required under the provisions of any applicable Major Agreement (provided written notice of such requirements has been given to whichever of Owner or Operator is providing such insurance) or (ii) requested by Owner in writing and customarily carried by prudent operators or owners of similar service level hotels in the geographic area of the Hotel.

12.2.    Operator shall obtain the following insurance with respect to the Hotel employees and shall maintain such insurance during the Operating Term of this Agreement at Owner’s sole cost and expense:

A.
statutory worker’s compensation insurance not less than amounts prescribed by applicable state law and employers liability coverage having a minimum per occurrence limit of $1,000,000 per accident/disease;

B.
comprehensive crime policy written on a blanket basis including at minimum employee dishonesty, depositor’s forgery, monies & securities coverage on and off premises and while in transit, computer fraud, credit card forgery, funds transfer and coverage for the Hotel’s assets in the care, custody and control of the Operator in an amount not less than $1,000,000 per claim; and

C.
Employment Practices Liability Insurance on all employees in an amount not less than $1,000,000 per occurrence per claim and $1,000,000 in aggregate with commercially available and economically feasible deductibles.

12.3.    All insurance policies pursuant to Sections 12.1.A., D., E. and G. shall be carried in the name of Owner and, if required by Owner or any Major Agreement, the Fee Owner (as Additional Named Insured), and any mortgagee and/or any lessor under the Ground Lease, and Operator shall be named as a loss payee as to business interruption insurance. All other insurance pursuant to Section 12.1 shall name Owner as the insured party and shall name Operator as additional insured, and such other parties as may be required by the terms of the Major Agreements as appropriate. Coverage outlined above in Section 12.1. shall be primary and noncontributory to any coverage carried by the Operator. Insurance provided pursuant to Section 12.2 shall be in the name of Operator. Operator understands that coverage afforded the Operator as an additional insured is solely for liability arising out of Operator’s activities performed by Operator by or on behalf of Owner and that it may be necessary for Operator to purchase separate policies to cover Operator activities not performed by or on behalf of Owner. In the event that Owner elects to have Operator secure the insurance outlined in Sections 12.1.B., C., F., and/or H. of this Agreement, such insurance policy(ies) shall name Owner, Fee Owner, and such other parties as may be required by the terms of any Major Agreement as additional insureds and Operator’s coverage will be primary and noncontributory to any coverage carried by the Owner.

12.4.    All insurance policies shall be in such form and with such companies having an A.M. Best’s Rating of A- VIII or better and shall comply with the requirements of any Major Agreement. Insurance may be provided under blanket or master policies covering one or more other hotels operated by Operator or owned by Owner. The portion of the premium for any blanket or master policy which is allocated to the Hotel as an Operating Expense or Fixed Charge shall be determined in an equitable manner by Operator and reasonably approved by Owner and paid out of the Agency Account or, if the funds therein are insufficient, by Owner upon demand therefor by Operator. Such amount shall be determined by a suitable and customary formula applying the specific hotel exposures against appropriate rates to determine the premium allocation for the Hotel.

12.5.    All insurance policies shall specify that they cannot be canceled or materially modified on less than sixty (60) days’ prior written notice to both Owner and Operator and any additional insureds (or such longer period as may be required under a Major Agreement, to the extent feasible and provided that the party providing the insurance has been advised in writing of such period) and shall provide that claims shall be paid notwithstanding any act or negligence of Owner, or Operator unilaterally or on behalf of Owner, including without limitation their respective agents or employees.

12.6.    All insurance policies shall provide, to the extent customarily obtainable from the insurance company providing such insurance, that the insurance company will have no right of subrogation against Owner, Fee Owner, Operator, or any party to a Major Agreement or any of their respective agents, employees, partners, members, officers, directors or beneficial owners and a provision to the effect that the existence of the preceding waiver of subrogation shall not affect the validity of any such policy or the obligation of the insurer to pay the full amount of any loss sustained.

12.7.    Owner and Operator hereby release one another from any and all liability, to the extent of the waivers of subrogation obtained under Section 12.6, associated with any damage, loss or liability with respect to which property insurance coverage is provided pursuant to this Article or otherwise.

12.8.    The proceeds of any insurance claim (other than proceeds payable to third parties under the terms of the applicable policy) shall be paid into the Agency Account to the extent of Owner’s interest therein unless otherwise required by the terms of a Major Agreement.

12.9.    Operator shall have the right to pay for, or reimburse itself for, insurance required under this Article XII out of the Agency Account. Notwithstanding anything to the contrary set forth in this Agreement, Operator shall have no obligation to obtain or maintain any insurance set forth in this Article if funds from Total Revenues or funds otherwise provided by Owner are not made available to Operator to purchase the same.

ARTICLE XIII

PROPERTY TAXES

13.1.    Provided that funds from Total Revenues or funds otherwise provided by Owner are available, and provided that Operator has received written notice thereof sufficiently in advance to make such payments, Operator shall pay all Property Taxes on behalf of Owner not less than ten (10) days prior to the applicable due dates. Upon Owner’s request, Operator shall promptly furnish Owner with proof of payment of Property Taxes.

13.2.    Owner may initiate a Tax Contest, and Operator agrees to cooperate with Owner in a Tax Contest and execute any documents or pleadings required for such purpose, provided that the facts set forth in such documents or pleadings are accurate and that such cooperation or execution does not impose any liability on Operator. All costs and expenses incurred by Owner and Operator in connection with a Tax Contest shall be Fixed Charges.

ARTICLE XIV
REPAIRS AND MAINTENANCE

14.1.    If Owner directly performs or contracts for repair, maintenance, refurbishing, construction or renovations at the Hotel, Owner must coordinate, and require its contractors and subcontractors to coordinate, with Operator including, but not limited to, causing any Owner employees, contractors or subcontractors to comply with safety and security rules of the Hotel and communicate on a regular basis the activities being performed at the Hotel to assure the health, safety and efficient operation of the Hotel and its guests and employees. Owner must comply with all laws, obtain all necessary permits and shall provide Operator copies of any permits prior to commencement of any such activities.

ARTICLE XV

OWNER COVENANTS AND REPRESENTATIONS

15.1.    Owner represents, warrants and covenants that:

A.    Owner holds a valid ownership or leasehold interest in the Hotel and that Owner will maintain such interest in the Hotel free of any and all liens, encumbrances or other charges except for easements or encumbrances that do not adversely affect the operation of the Hotel, mortgages or liens for taxes, assessment levies or other public charges not yet due or payable.

B.    Intentionally omitted.

C.    Owner has, and will maintain, the full power, authority and legal right to execute, perform and timely observe all of the provisions of this Agreement to be performed by Owner.

15.2.    Owner covenants and represents that, at a minimum, it or its affiliates have conducted an Environmental Phase I survey at the time Owner acquired or leased the Hotel and that no Hazardous Materials were found on any portion of the Hotel or its surrounding site, and that to Owner’s knowledge no Hazardous Materials have been released or discharged on the Hotel or its surrounding site. Owner agrees that it has provided Operator with copies of all reports obtained by or on behalf of Owner regarding the environmental condition of the Hotel and any hazards that are contained in or around the Hotel. Owner shall update Operator immediately upon Owner becoming aware of any change of this information or status. To the extent set forth in Section 22.2, Owner shall indemnify, defend and hold Operator harmless from and against all losses, expenses and liabilities (including but not limited to any professional fees incurred by Operator to assess the situation or obtain advice on how to proceed) in the event of a violation of this section or Owner’s failure to act promptly in accordance with this Section.

15.3.    Owner represents, warrants and covenants that neither it, nor any of its affiliates (or any of their respective principals, partners or funding sources), is nor will become (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Asset Control as a “specially designated national or blocked person” or similar status, (ii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001; (iii) a person otherwise identified by a government or legal authority as a person with whom Owner or Operator is prohibited from transacting business; (iv) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government; or (v) a person acting on behalf of a government of any country that is subject to an embargo by the United States government. Owner agrees that it will notify Operator in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties contained in this Section 15.3 incorrect.

15.4.    Owner represents, warrants and covenants: (A) that it is familiar with the FCPA, and the purposes of the FCPA, and in particular, the FCPA’s prohibition of the payment or the gift of any item of value, either directly or indirectly, by a company organized under the laws of the United States of America, or any of its states, to an official of a foreign government for the purpose of influencing an act or decision in such person’s official capacity, or inducing such person to use influence with the foreign government to assist a company in obtaining or retaining business for, with, or in that foreign country or directing business to any person or company or obtaining an improper advantage, and (B) that it has not taken, and during the Operating Term of this Agreement it will not take, any action that would constitute a violation of the FCPA or any similar law.

15.5.    Owner represents, warrants and covenants that it and/or its affiliates are in full compliance with all Major Agreements, that Owner has not received any notice of breach of any of such Major Agreements and that Owner will ensure maintenance of full compliance with all such Major Agreements during the Operating Term of this Agreement. Owner agrees to promptly provide to Operator copies of any notice of default or breach received under any Major Agreement.

ARTICLE XVI

DAMAGE OR DESTRUCTION; CONDEMNATION

16.1.    If the Hotel is damaged by fire or other casualty, Operator shall promptly notify Owner. This Agreement shall remain in full force and effect subsequent to such casualty provided that either party may terminate this Agreement upon thirty days prior notice to the other party if (a) Owner shall elect to close the Hotel as a result of such casualty (except on a temporary basis for repairs or restoration) or (b) Owner shall determine in good faith not to proceed with the restoration of the Hotel; provided further, Operator may terminate this Agreement upon thirty days prior notice to Owner if twenty percent (20%) or more of the rooms in the Hotel are unavailable for rental for a period of sixty (60) days or more as a result of such casualty.

16.2.    If all or any portion of the Hotel becomes the subject of a condemnation proceeding or if Operator learns that any such proceeding may be commenced, Operator shall promptly notify Owner upon Operator’s receipt of written notice thereof. Either party may terminate this Agreement on thirty (30) days’ notice to the other party if (a) all or substantially all of the Hotel is taken through condemnation or (b) less than all or substantially all of the Hotel is taken, but, in the reasonable judgment of the party giving the termination notice, the Hotel cannot, after giving effect to any restoration as might be reasonably accomplished through available funds from the condemnation award, be profitably operated as a first-class, full-service hotel.

16.3.    Any condemnation award or similar compensation shall be the property of Fee Owner, provided that Operator shall have the right to bring a separate proceeding against the condemning authority for any damages and expenses specifically incurred by Operator as a result of such condemnation.

ARTICLE XVII

EVENTS OF DEFAULT

17.1.    The following shall constitute events of default:

A.	If Owner shall fail to provide funding in accordance with Section 7.1, and such default continues for a period of five (5) days after written notice from the Operator;

B.
If either party shall be in default in the payment of any amount required to be paid under the terms of this Agreement, and such default continues for a period of ten (10) days after written notice from the other party;

C.
If either party shall be in material default of its obligations under this Agreement that is likely to result in a threat to the health and safety of the Hotel’s employees or guests, then the non-defaulting party may terminate this Agreement upon written notice if such default is not immediately cured;

D.
If either party shall be in material default in the performance of its other obligations under this Agreement, and such default continues for a period of thirty (30) days after written notice from the other party, provided that if such default cannot by its nature reasonably be cured within such thirty (30) day period, an event of default shall not occur if and so long as the defaulting party promptly commences and diligently pursues the curing of such default;

E.
If either party shall (i) make an assignment for the benefit of creditors, (ii) institute any proceeding seeking relief under any federal or state bankruptcy or insolvency laws, (iii) institute any proceeding seeking the appointment of a receiver, trustee, custodian or similar official for its business or assets or (iv) consent to the institution against it of any Involuntary Proceeding;

F.	If an Involuntary Proceeding shall be commenced against either party and shall remain undismissed for a period of sixty (60) days;

G.	If Owner violates Sections 15.3 or 15.4 hereof, in which case Operator may terminate this Agreement immediately; or

H.
If, within thirty (30) days after receiving Operator’s written request, Owner fails to approve any changes, repairs, alterations, improvements, renewals or replacements to the Hotel which Operator determines in its reasonable judgment are necessary to (i) protect the Hotel, Owner and/or Operator from innkeeper liability exposure, (ii) ensure material compliance with any applicable code requirements pertaining to life safety systems requirements or (iii) ensure material compliance with any applicable Employment Law, then, as Operator’s sole remedy, Operator may terminate this

Agreement upon thirty (30) days’ written notice to Owner delivered at any time after the expiration of Owner’s thirty (30) day approval period.

17.2.    Unless otherwise stated in Section 17.1 hereof, if any event of default shall occur, the non-defaulting party may terminate this Agreement on five (5) days prior written notice to the defaulting party.

17.3.    The right of termination set forth in Section 17.2 shall not be in substitution for, but shall be in addition to, any and all rights and remedies for breach of contract available in law or at equity.

17.4.    Neither party shall be deemed to be in default of its obligations under this Agreement if and to the extent that such party is unable to perform such obligation as a result of fire or other casualty, act of God, strike or other labor unrest, unavailability of materials, war, terrorist activity, riot or other civil commotion or any other cause beyond the control of such party (which shall not include the inability of such party to meet its financial obligations).

17.5.    Each of the parties hereto irrevocably waives any right such party may have against the other party hereto at law, in equity or otherwise to any consequential damages, punitive damages or exemplary damages.

ARTICLE XVIII

TERMINATION OF AGREEMENT

18.1.    Upon termination of this Agreement for any reason during the Operating Term of this Agreement, Operator and Owner agree to sign any documents reasonably necessary to effect such termination or change in management for the Hotel and Owner shall pay to Operator all Basic Fees, Accounting Fees, Incentive Fees, reimbursable expenses and other amounts due under this Agreement through the effective date of termination.

18.2.    Operator and Owner agree that upon termination, there may be certain adjustments to the final accounting for which information may not be available at the time of the final accounting and the parties agree to readjust such amounts and make the required cash adjustments when such information becomes available; provided, however, but subject to the provisions of Article XXII hereof, all accounts shall be deemed final ninety (90) days after termination of the Agreement.

18.3.    No later than ninety (90) days following the termination of this Agreement, but subject to Section 18.7, Operator shall transfer to Owner all remaining amounts in the Agency Account and the FF&E Reserve Account.

18.4.    With the exception of employment records, Operator shall store and make available to Owner all books and records with respect to the Hotel following termination of this Agreement in accordance with Section 8.1 of this Agreement.

18.5.    To the extent permitted by applicable laws, Operator shall cooperate with Owner to assign any permits or licenses to Owner or its designee or the subsequent manager or owner; provided that (i) Owner shall give Operator sufficient time to effect such transfers; (ii) Owner shall cooperate and require that the new manager and/or owner to cooperate, with Operator with respect to such transfers; (iii) Owner shall pay or reimburse any costs or expenses, including reasonable attorney fees, incurred by Operator in connection with these efforts.

18.6.    All software and hardware, used at the Hotel which is owned, licensed or proprietary to Operator or its affiliated companies shall remain the exclusive property of Operator. Operator shall have the right to remove such software and hardware, and Owner access to any proprietary systems without compensation to Owner. Owner assumes all liability if Owner uses illegally licensed software.

18.7.    If this Agreement is terminated for any reason, a Termination Reserve (the amount of which shall be subject to Owner’s approval, not to be unreasonably withheld or delayed) shall be established to (i) reimburse Operator for all costs and expenses incurred by Operator in terminating its employees at the Hotel (such as severance pay, unemployment compensation, employment relocation, earned and accrued vacation pay, bonus accruals, estimated tax payments and any other employee liability costs arising out of termination of employment of Operator’s employees at the Hotel); (ii) pay outstanding accounts payable for liabilities and obligations incurred during the Operating Term; and (iii) make any required adjustments as described in Section 18.2 hereof. On or before the effective date of termination, Operator shall provide Owner an estimate of such costs and expenses, based on known liabilities.

18.8.     A.    Owner shall have the right to terminate this Agreement if:

(i) the Hotel fails to achieve Gross Operating Profit equal to or greater than ninety percent (90.0%) of the Gross Operating Profit estimated in the approved Budget (the “Profit Minimum”) in each of two (2) consecutive Fiscal Years (each 2-consecutive Fiscal Year period being a “Test Period”), excluding any initial partial Fiscal Year and the first full Fiscal Year after the date of this Agreement; and

(ii) the Hotel fails to maintain ninety percent (90.0%) of the fair market share of revenue per available room (the “RevPar Threshold”) for the Hotel’s Competitive Set during the same Test Period as reported by Smith Travel Research (or similar reporting service in the event that Smith Travel Research reports are no longer available); and

(iii) the fact that Operator is failing to meet the tests set forth in (i) and (ii) above is not the result of (a) force majeure, (b) any major renovation of the Hotel, or (c) assessments or tax bills from governmental taxing authorities in excess of amounts included for such assessments or tax bills in the approved Budget (Operator and Owner shall in good faith mutually agree in writing upon appropriate adjustments to the Hotel’s Competitive Set that may be necessary from time to time and/or as a result of any such incidence for purposes of determining whether Operator has failed to achieve the RevPar Threshold); and

(iv) the Owner is not in default at the time that it seeks to terminate this Agreement pursuant to this Section.

B.     Owner’s option to terminate shall be exercised by delivering a termination notice to Operator within sixty (60) days of Owner’s receipt of the Budget for the second Fiscal Year of the respective Test Period (time being of the essence); Owner shall have waived its right to so terminate for a given Test Period if Owner fails to deliver a termination notice to Operator within the 60-day time period. Upon receipt of the termination notice, Operator shall have the right but not the obligation to cure any such failure to achieve Gross Operating Profit equal to the Profit Minimum for a Fiscal Year during the Test Period by paying to Owner the difference between Gross Operating Profit for either of the Fiscal Years in the Test Period and the Profit Minimum within thirty (30) days of Operator’s receipt of the termination notice. Any Fiscal Year for which a cure payment is made shall not be included in any subsequent Test Period. Any cure payment by Operator shall not be included in the calculation of Gross Revenues. If Operator exercises its option to make a cure payment, then Owner’s election to terminate this Agreement shall be cancelled and of no force or effect with respect to the particular Test Period. Such cancellation, however, shall not affect the right of Owner as to each subsequent Test Period to again elect to terminate this Agreement pursuant to this Section 18.8. If Operator does not cure, as described above, this Agreement shall terminate in accordance with the termination notice.

C.     Failure of the Hotel to meet the performance tests described in this Section 18.8 shall not be deemed a default or event of default under this Agreement.

D.     For purposes of this Section 18.8, a Hotel’s “Competitive Set” shall mean, for the applicable Hotel, those hotels identified with respect to such Hotel in Exhibit B of this Agreement. Owner and Operator, acting in good faith, shall agree upon a replacement hotel to be included in any Hotel’s Competitive Set during the Operating Term, as may be reasonably necessary, if (i) any hotel then currently in the Hotel’s Competitive Set is no longer operating at a level substantially equivalent to the service and quality prevailing at the other hotels in the Competitive Set, or (ii) the unavailability of sufficient funding (whether from the FF&E Reserve Account or in the Capital Budget for capital projects and expenditures) at the Hotel results in the then current condition and quality of the Hotel’s elements to be at a competitive disadvantage to other hotels in the Competitive Set (it being understood that subsequent improvements of the condition and quality of the Hotel’s elements would result in reasonable adjustment to the Competitive Set to accurately reflect the Hotel’s placement in the appropriate Competitive Set), or (iii) information with respect to such hotel is no longer available through Smith Travel Research, or similar reporting service in the event that Smith Travel Research reports are no longer available.

ARTICLE XIX

ASSIGNMENT

19.1.    Operator shall not assign or pledge this Agreement without the prior written consent of Owner; provided that, Operator may, without the consent of Owner, assign this Agreement to (a) any entity controlling, controlled by or under common control with Operator (control being deemed to mean the ownership of fifty percent (50%) or more of the stock or other beneficial interest in such entity and/or the power to direct the day-to-day operations of such entity); (b) any entity which is the successor by merger, consolidation or reorganization of Operator or Operator’s general partner, managing member or parent corporation or (c) the purchaser of all or substantially all of the hotel management business of Operator or Operator’s general partner, managing member or parent corporation. Should Operator assign this Agreement under subsection (a), (b) or (c) above, Owner agrees to attorn to the assignee. Nothing in this Agreement shall prohibit or be deemed to prohibit any pledge by Operator of the Basic Fee, Incentive Fee or any other amounts received by Operator under this Agreement to any lender as collateral security for debt of Operator and/or Operator’s affiliates.

19.2.    Owner shall not assign this Agreement without the prior written consent of Operator; provided that, Owner may assign this Agreement without Operator’s consent to any person or entity acquiring Fee Owner’s fee interest in the Hotel as of the effective date of such acquisition if (i) Owner provides Operator with thirty (30) days prior written notice of such assignment, and (ii) such assignee agrees in writing to be bound by this Agreement and assumes in writing all of Owner’s obligations under this Agreement from and after the effective date of such assignment.

19.3.    Upon any permitted assignment of this Agreement and the assumption of this Agreement by the assignee, the assignor shall be relieved of any obligation or liability under this Agreement arising after the effective date of the assignment.

ARTICLE XX

NOTICES

20.1.    Any notice, statement or demand required to be given under this Agreement shall be in writing, sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmission, receipt electronically or verbally confirmed, or by nationally-recognized overnight courier, receipt confirmed, addressed if to:

Owner:        [_________________________]
3950 University Drive, Suite 301
Fairfax, VA, 22030
Attention: Edward Hoganson
Facsimile No.: 571-529-6091

and Operator:    Interstate Management Company, LLC
c/o Interstate Hotels & Resorts, Inc.
4501 N. Fairfax Drive, Suite 500
Arlington, VA 22203
Attention: Executive Vice President and General Counsel
Facsimile No.: (703) 387-3389

or to such other addresses as Operator and Owner shall designate in the manner provided in this Section 20.1. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail, (b) on the business day it shall have been sent by facsimile transmission (unless sent on a non-business day or after business hours in which event it shall be deemed given on the following business day), or (c) on the date received if it shall have been given to a nationally-recognized overnight courier service.

ARTICLE XXI

SUBORDINATION; ESTOPPELS; RECOGNITION

21.1.    Operator acknowledges and agrees that its rights under this Agreement are subject and subordinate to the lien of any first mortgage or deed of trust loan, or any junior mortgage or deed of trust loan held by an institutional investor, encumbering the Hotel whether now or hereafter existing; provided, however, that (i) Operator shall not be obligated to waive or forbear from receiving, on a current basis and as and when due under this Agreement, any and all fees due to it under this Agreement prior to an event of default under any such mortgage or deed of trust and (ii) Operator shall not be obligated to waive, or to forbear from exercising (unless and to the extent Operator receives adequate assurance, in Operator's good faith business judgment, that it will be paid or reimbursed for any and all amounts due to Operator under this Agreement during the period of any such forbearance, which period will not exceed 60 days in any event) any right it may have to terminate this Agreement pursuant to Article 17 above. The provisions of this Section 21.1 shall be self-operative but Operator agrees to execute and deliver promptly any document or certificate containing such other terms as may be customary and reasonable confirming such subordination as Owner or the holder of any such lien may reasonably request.

21.2.    If any person or entity making or holding a loan to be secured by a mortgage or deed of trust encumbering the Hotel shall request that Operator agree to modifications of this Agreement, Operator shall enter into an agreement setting forth such modifications provided that the same do not adversely affect the rights or obligations of Operator under this Agreement. Such modifications may include, but shall not be limited to, Operator's agreement to give simultaneous notice of, and the opportunity to cure within the applicable cure period set forth herein, any defaults on the part of Owner to such person or entity.

21.3.    Owner and Operator agree that from time to time upon the request of the other party or a party to a Major Agreement, it shall execute and deliver within ten (10) days after the request a certificate confirming that this Agreement is in full force and effect, stating whether this Agreement has been modified and supplying such other information as the requesting party may reasonably require.

ARTICLE XXII

INDEMNIFICATION

22.1.    To the fullest extent permitted by law, Operator hereby agrees to indemnify, defend and hold Owner (and Owner’s agents, principals, shareholders, partners, members, officers, directors and employees) harmless from and against all liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) that may be incurred by or asserted against any such party to the extent arising from (a) the fraud, willful misconduct or gross negligence of the off-site employees of Operator (or any Sub-Manager) or the general manager of the Hotel, (b) the breach by Operator of any provision of this Agreement, or (c) any action taken by Operator which is beyond the scope of Operator’s authority under this Agreement. Owner shall promptly provide Operator with written notice of any claim or suit brought against it by a third party which might result in such indemnification. Owner shall cooperate with the Operator or its counsel in the preparation and conduct of any defense to any such claim or suit.

22.2.    Except as provided in Section 22.1, to the fullest extent permitted by law, Owner hereby agrees to indemnify, defend and hold Operator (and Operator’s agents, principals, shareholders, partners, members, officers, directors and employees) harmless from and against all liabilities, losses, claims (including, but not limited to Employment Claims) damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses; and any additional tax (excluding any tax that is based on net or gross income of Operator or its affiliates) and interest and penalties thereon) that may be incurred by or asserted against Operator and that arise from or in connection with (a) the due performance of Operator’s services under this Agreement, (b) any act or omission (whether or not willful, tortious, or negligent) of Owner or any third party, (c) any liabilities arising from a tax audit whether conducted during or after the Operating Term, or (d) or any other occurrence related to the Hotel and/or Operator’s due performance of its duties under this Agreement whether arising before, during or after the Operating Term. Operator shall promptly provide Owner with written notice of any claim or suit brought against it by a third party which might result in such indemnification. Operator shall cooperate with the Owner or its counsel in the preparation and conduct of any defense to any such claim or suit.

22.3.    If any action, lawsuit or other proceeding shall be brought against any Indemnified Party hereunder arising out of or based upon any of the matters for which such party is indemnified under this Agreement, such Indemnified Party shall promptly notify the Obligor in writing (which may be in the form of email) thereof and, except in the case of an Employment Claim (which shall be defended by Operator subject to the indemnity set forth in Section 22.2), Obligor shall promptly assume the defense thereof (including without limitation the employment of counsel selected by Obligor) unless otherwise agreed to by the parties as provided herein, such defense to be subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld (provided, however, by way of illustration and not limitation, it shall be reasonable for the Indemnified Party to deny consent to any settlement that requires the Indemnified Party to admit guilt or liability). The Indemnified Party shall cooperate with the Obligor in the defense of any such action, lawsuit or proceeding, on the condition that the Obligor shall reimburse the Indemnified Party for any out-of-pocket costs and expenses incurred in connection therewith. The Obligor shall have the right to negotiate settlement or consent to the entry of judgment with respect to the matters indemnified hereunder; provided, however, that if any such settlement or consent judgment contemplates any action or restraint on the part of the Indemnified Party, then such settlement or consent judgment shall require the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. In addition to the foregoing, the Indemnified Party shall have the right (at its own expense) to employ separate counsel in any such action and to participate in the defense thereof. An Indemnified Party may settle any action on its own behalf (i.e., with respect to its own liability and with no requirement of Obligor to admit guilt or liability) only with the prior written consent of Obligor, which consent shall not be unreasonably withheld (provided, however, by way of illustration and not limitation, it shall be reasonable for Obligor to deny consent to any settlement that requires Obligor to expend funds in an amount Obligor determines in good faith is inappropriate so long as the Indemnified Party remains adequately protected at all times). In the event that Obligor fails to use reasonable efforts to defend or compromise any action, lawsuit or other proceeding for which an Indemnified Party is indemnified hereunder or as the parties may agree, the Indemnified Party may, at Obligor’s expense and without limiting Obligor’s liability under the applicable indemnity, assume the defense of such action and the Obligor shall pay the charges and expenses of such attorneys and other persons on a current basis within thirty (30) days of submission of invoices or bills therefor. In the event the Obligor is Owner and Owner neglects or refuses to pay such charges, Operator may pay such charges out of the Agency Account and deduct such charges from any amounts due Owner, or add such charges to any amounts due Operator from Owner under this Agreement. If Operator is the Obligor and Operator neglects or refuses to pay such charges, the amount of such charges shall be deducted from any amounts due Operator under this Agreement.

22.4.    The provisions of this Article shall survive the termination of this Agreement with respect to acts, omissions and occurrences arising during the Operating Term.

ARTICLE XXIII

MISCELLANEOUS

23.1.    Owner and Operator shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable as between them and as against third parties; provided, however, that neither party shall be required to execute any other document or instrument or perform any other action that would materially increase its liability or decrease its rights under this Agreement.

23.2.    This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written. Owner acknowledges that in entering into this Agreement, Owner has not relied on any projection of earnings, statements as to the possibility of future success, or other similar matter which may have been prepared by Operator.

23.3.    The headings of the titles to the articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

23.4.    A waiver of any of the terms and conditions of this Agreement may be made only in writing and shall not be deemed a waiver of such terms and conditions on any future occasion.

23.5.    This Agreement shall be binding upon and inure to the benefit of Owner and Operator and their respective successors and permitted assigns.

23.6.    This Agreement shall be construed, both as to its validity and as to the performance of the parties, in accordance with the laws of the state of Maryland without reference to its conflict of laws provisions.

23.7.    This Agreement may be executed in any number of counterparts each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. Signatures on this Agreement delivered by facsimile shall be deemed to be original signatures for all purposes of this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Operator and Owner have duly executed this Agreement the day and year first above written.

[___________________________]
a Delaware limited liability company,

By:
Name:
Title:

AMERICAN REALTY CAPITAL HOSPITALITY
PROPERTIES, LLC

By:
Name:
Title:

DEFINITION ANNEX

“Accounting Fee” – shall mean the accounting fee paid by Owner to Operator for its centralized accounting services pursuant to Section 9.2. The Accounting Fee shall be increased (but not decreased) annually on the first day of each succeeding Fiscal Year by the same percentage as any percentage increase in the CPI from the first day of the prior Fiscal Year through the first day of such succeeding Fiscal Year.

“Agency Account” – shall mean, collectively, one or more accounts established by Operator for Owner or its designee, in which all funds received by Operator from Owner or its designee are deposited.

“Agreement” – shall mean the Hotel Management Agreement.

“Basic Fee” – shall mean the base management fee paid by Owner to pursuant to Section 9.1.

“Budgets” – shall mean the Operating Budget, the Capital Budget, and such other reports or projections as Owner may reasonably request and to which Operator agrees in writing. As used in this Agreement, any reference to “compliance with the Budgets” or “subject to the Budgets” or similar phrases shall include all variances to the Budgets permitted under Section 8.5.

“Building” – shall mean a building with [____] guest rooms, restaurant(s), lounge(s), and conference and meeting rooms.

“Capital Budget” – shall mean a capital budget setting forth in reasonable line-item detail proposed capital projects and expenditures for the Hotel including but not limited to FF&E expenditures which, if any, will be expensed in the then-current Fiscal Year in accordance with GAAP.

“Centralized Services” – shall mean each and any of the accounting or purchasing services, other group benefits and services, revenue management services, on-site sales training, associate satisfaction surveys, Operator’s national training program and other training, as are made available generally to similar properties managed by Operator.

“CPI” – shall mean the Consumer Price Index - All Urban Consumers (U.S. City Average) (1982-1984 =100), or any successor index thereto appropriately adjusted.

“Commencement Date” – shall mean [_____][__],[___].

“Deposit Account” – shall mean the account established by Owner, in which all funds received in the operation of the Hotel are deposited.

“Emergency Expenses” – shall mean expenses, regardless of amount, which in Operator’s good faith judgment are immediately necessary to protect the physical integrity or lawful operation of the Hotel or the health or safety of its occupants.

“Employment Claim” – shall mean any claim based upon a violation or alleged violation of the Employment Laws.

“Employment Insurance” – shall mean Employment Practices Liability Insurance.

“Employment Laws” – shall mean any federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees affecting labor union activities, civil rights or employment in the United States, including, without limitation, the Civil Rights Act of 1870, 42 U.S.C. §1981, the Civil Rights Acts of 1871, 42 U.S.C. §1983 the Fair Labor Standards Act, 29 U.S.C. §201, et seq., the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq., the Rehabilitation Act, 29 U.S.C. §701, et seq., the Americans With Disabilities Act of 1990, 29 U.S.C. §706, 42 U.S.C. §12101, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301, et seq., the Equal Pay Act, 29 U.S.C. §201, et seq., the National Labor Relations Act, 29 U.S.C. §151, et seq., and any regulations promulgated pursuant to such statutes (as amended from time to time, and together with any similar laws now or hereafter enacted).

“Employment Policies” – shall mean the policies, procedures and programs for the Hotel relating to the employment of Hotel Employees, including wage, benefits and severance policies. The Employment Policies shall be reasonably designed to effect compliance with the Employment Laws and shall be consistent with industry standards from time to time for reputable hotel management companies.

“FCPA” – shall mean the United States Foreign Corrupt Practices Act, 15 U.S.C. §§ 778dd-2.

“Fee Owner” – shall mean [_________].

“FF&E” – shall mean the furniture, furnishings, wall coverings, floor coverings, window treatments, fixtures and hotel equipment and vehicles.

“FF&E Reserve Account” – shall mean an accrual on the Owner’s books (or, if required by any Major Agreement, an account established by Owner or by a mortgage lender) for a reserve for replacements, substitutions and additions to the FF&E.

“Fiscal Year” – shall mean each twelve (12) consecutive calendar month period or partial twelve (12) consecutive calendar month period within the Term commencing on January 1st (or, with respect to the first year of the Term, the Commencement Date) and ending on December 31st (or, with respect to the last year of the Term, the expiration or earlier termination of the Term) unless Owner and Operator otherwise agree.

“Fixed Charges” – shall mean the cost of the following items relating to the Hotel or its facilities which are properly attributable under the Uniform System to the period in question:

(i)	Property Taxes;

(ii)    Insurance against physical damage to the Hotel; and

(iii)    The Basic Fee.

“GAAP” – shall mean generally accepted accounting principles in the United States.

“Gross Operating Profit” – shall mean the amount, if any, by which Total Revenues exceed Operating Expenses.

“Hazardous Materials” – shall mean any substance or material identified by any law, rule or regulation as being hazardous to the health and safety of guests or employees and requiring the monitoring, clean up or removal of such substance.

“Hotel” – shall mean the hotel known as [___________] located at [_________].

“Hotel Employees” – shall mean the on-site staff of the Hotel.

“Incentive Fee” – shall mean the incentive management fee paid by Owner to Operator pursuant to Section 9.3.

“Indemnified Party” – shall mean any party to this Agreement required to be indemnified by an Obligor under this Agreement.

“Initial Term” – shall mean the term of the Agreement starting with the Commencement Date and expiring on the first (1st) anniversary of the Commencement Date.

“Installations” – shall mean the mechanical systems and built-in installations of the Building including, but not limited to, heating, ventilation, air conditioning, electrical and plumbing systems, elevators and escalators, and built-in laundry, refrigeration and kitchen equipment.

“Involuntary Proceeding” – shall mean any of the following instituted against a party by any other person or entity: (i) assignment for the benefit of creditors, (ii) proceeding seeking relief under any federal or state bankruptcy or insolvency laws, or (iii) proceeding seeking the appointment of a receiver, trustee, custodian or similar official for such party’s business or assets.

“IT Fees” – shall mean the fees payable to Operator pursuant to Section 6.3 and as described in Exhibit B.

“Leases” – shall mean the leases, licenses and concession agreements for stores, office space and lobby space at the Hotel (including without limitation, car rental counters and gift shops) and commercial space, if any, that is adjacent to or otherwise part of the Hotel (including without limitation, rooftop antennas).

“Major Agreements” – shall mean any mortgage (or other form of debt that is secured by the Hotel), deed of trust and/or hotel franchise agreement applicable to the Hotel.

“Minimum Working Capital” – shall mean an amount equal to the product of (i) $750 multiplied by (ii) the number of guest rooms in the Hotel.

“Monthly Cash Flow Forecast” – shall mean a monthly cash flow forecast for the Hotel with projections for the next 90-day period.

“Monthly Reports” – shall mean, collectively, with respect to each month during the Operating Term (a) a balance sheet as of the last day of such month; (b) a source and use of funds statement for such month; (c) an income and expense statement for such month, including departmental details; (d) Monthly Cash Flow Forecast; and (e) such other monthly reports as Owner may reasonably request, provided that Operator’s provision of such monthly reports requested under part (e) may be subject to an additional fee (not to exceed recovery of the costs associated with the preparation of such additional reports). The Monthly Reports for the last month of a Fiscal Year shall include year-end unaudited financial statements.

“Multi-Property Programs” – shall mean certain group purchasing, maintenance, service or other contracts with respect to the Hotel.

“Necessary Expenses” – shall mean expenses, regardless of amount, that are necessary for the continued operation of the Hotel in accordance with the requirements of any Major Agreement and the operational standards set forth in this Agreement and which are not within the reasonable control of Operator (including, but not limited to, those for insurance, taxes, utility charges and debt service).

“Obligor” – shall mean the party required to provide indemnification under this Agreement.

“Operating Budget” – shall mean an operating budget setting forth in reasonable line-item detail the projected income from and expenses of all aspects of the operations of the Hotel.

“Operating Equipment” – shall mean the chinaware, glassware, silverware, linens, and other items of a similar nature.

“Operating Expenses” – shall mean all costs and expenses of maintaining, conducting and supervising the operation of the Hotel and all of its facilities which are properly attributable under the Uniform System to the period in question.

A.    Operating Expenses shall include, without limitation:

(i)	The cost of all Operating Equipment and Operating Supplies;

(ii)
Salaries and wages of Hotel Employees, including costs of payroll taxes, employee benefits and severance payments. The salaries or wages of off-site employees of Operator or its affiliates shall not be Operating Expenses, provided that if it becomes necessary for an off-site employee of Operator or an affiliate to temporarily perform services at the Hotel of a nature normally performed by Hotel Employees, his or her salary (including payroll taxes and employee benefits) for such period only as well as his or her traveling expenses shall be Operating Expenses and reimbursed to Operator;

(iii)
The cost of all other goods and services obtained in connection with the operation of the Hotel including, without limitation, heat and utilities, laundry, landscaping and exterminating services and office supplies;

(iv)	The cost of all non-capital repairs to and maintenance of the Hotel;

(v)
Insurance premiums (or the allocable portion thereof in the case of blanket policies) for all insurance maintained under Article XII (other than insurance against physical damage to the Hotel) and losses incurred on any self-insured risks (including deductibles);

(vi)
All taxes, assessments, permit fees, inspection fees, and water and sewer charges and other charges (other than income or franchise taxes) payable by or assessed against Owner with respect to the operation of the Hotel, excluding Property Taxes;

(vii)	Legal fees and fees of any independent certified public accountant for services directly related to the operation of the Hotel and its facilities;

(viii)	All expenses for advertising the Hotel and all expenses of sales promotion and public relations activities;

(ix)
All out-of-pocket expenses and disbursements reasonably incurred by Operator, pursuant to, in the course of, and directly related to, the management and operation of the Hotel under this Agreement, which fees and disbursements shall be paid out of the Agency Account or paid or reimbursed by Owner to Operator upon demand. Without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, facsimile, air express and other incidental expenses and any fees or expenditures required for Operator to operate the Hotel in the given jurisdiction, but, except as otherwise provided in this Agreement, shall not include any of the regular expenses of the central offices maintained by Operator, other than offices maintained at the Hotel for the management of the Hotel. Operator shall maintain and make available to Owner invoices or other evidence supporting such charges;

(x)	The Accounting Fee and any fees or tax levied on those charges by the local jurisdiction;

(xi)	Periodic payments made in the ordinary course of business under any applicable franchise agreement;

(xii)	Any other item specified as an Operating Expense in this Agreement; and

(xiii)	Any other cost or charge classified as an Operating Expense or an Administrative and General Expense under the Uniform System unless specifically excluded under the provisions of this Agreement.

B.    Operating Expenses shall not include:

(i)	Amortization and depreciation;

(ii)	The making of or the repayment of any loans or any interest thereon;

(iii)
The costs of any alterations, additions or improvements which for Federal income tax purposes or under the Uniform System or GAAP must be capitalized and amortized over the life of such alteration addition or improvement;

(iv)	Payments on account of any equipment lease that is to be capitalized under GAAP;

(v)	Payments under any ground lease, space lease or easement agreement;

(vi)	Payments into or out of the FF&E Reserve Account; or

(vii)	Any item defined as a Fixed Charge.

“Operating Lease” – shall mean the Lease Agreement between Fee Owner and Owner, dated [______] [___], [___], pursuant to which Fee Owner leases the Hotel to Owner.

“Operating Supplies” – shall mean the stock and inventories of paper supplies, cleaning materials and similar consumable items and food and beverage.

“Operating Term” – shall mean the Initial Term and any Renewal Term(s).

“Operator” – shall mean Interstate Management Company, LLC.

“Operator Rebates” – shall mean the rebates, discounts, cash or other incentives, administration fees, concessions, profit participations, stock or stock options, investment rights or similar payments or economic consideration received by Operator or affiliates of Operator from or in, as applicable, the vendors or suppliers of goods or services provided under Multi-Property Programs.

“Opportunity Expenses” – shall mean any third-party operating expenses which are commercially desirable to be incurred in order to obtain unbudgeted Hotel revenue in the ordinary course of operating the Hotel in accordance with the then current business plan provided that such unbudgeted revenue is sufficient in Operator’s professional judgment to offset such expenses.

“Owner” – shall mean American Realty Capital Hospitality Properties, LLC.

“Owner Expenses” – shall mean fixed expenses (e.g., debt service, ground lease payments, capital costs, etc.) that Owner requests Operator to pay on behalf of Owner from the Agency Account.

“Owner’s Expense Notice” – shall mean Owner’s written request and direction (including copies of any material agreements) for Operator to pay Owner Expenses.

“Prime Rate” – shall mean the “prime rate” as published in the “Money Rates” section of The Wall Street Journal; however, if such rate is, at any time during the term of this Agreement, no longer so published, the term “Prime Rate” shall mean the average of the prime interest rates which are announced, from time to time, by the three (3) largest banks (by assets) headquartered in the United States which publish a “prime rate.”

“Property Taxes” – shall mean real estate taxes, assessments, personal property taxes and any other ad valorem taxes imposed on or levied in connection with the Hotel, the Installations and the FF&E.

“Renewal Term” – shall mean additional successive terms of one (1) calendar month each.

“Tax Contest” – shall mean contesting the validity or amount of any Property Tax.

“Termination Reserve” – shall mean a reserve/escrow established, if this Agreement is terminated for any reason, from Total Revenues (or if not available, funded by Owner immediately prior to termination of this Agreement).

“Total Revenues” – shall mean:

A. All income, revenue and proceeds resulting from the operation of the Hotel and all of its facilities (net of refunds and credits to guests and other items deemed “Allowances” under the Uniform System) which are properly attributable under the Uniform System to the period in question. Subject to subsection (B) below, Total Revenues shall include, without limitation, all amounts derived from:

(i)    The rentals of rooms, banquet facilities and conference facilities;

(ii)
The sale of food and beverage whether sold in a bar, lounge or restaurant, delivered to a guest room, sold through an in-room facility or vending machines, provided in meeting or banquet rooms or sold through catering operations, including for any events held off-site of Hotel premises;

(iii)	Charges for admittance to or the use of any parking facilities, recreational facilities or any entertainment events at the Hotel;

(iv)    Rentals paid under Leases;

(v)	Charges for other Hotel services or amenities, including, but not limited to, telephone service, in-room movies, laundry services and spa services; and

(vi)	The gross revenue amount on which the proceeds of business interruption or similar insurance are determined, with respect to any period for which such proceeds are received.

B.    Total Revenues shall not include:

(i)	Sales or use taxes or similar governmental impositions collected by Owner or Operator;

(ii)    Proceeds of insurance except as set forth in subsection (A) above;

(iii)	Proceeds of the sale or condemnation of the Hotel, any interest therein or any other asset of Owner not sold in the ordinary course of business, or the proceeds of any loans or financings;

(iv)    Capital contributed by Owner to the Hotel; and

(v)	The receipts of any tenant, licensee or concessionaire under a Lease.

“Uniform System” – shall mean the “Uniform System of Accounts” (Eleventh Revised Edition 2014, as further revised from time to time) as adopted by the American Hotel and Motel Association of the United States and Canada.

“WARN Act” – shall mean the Worker Adjustment and Retraining Notification Act and/or any similar state or local laws (together with all rules and regulations promulgated thereunder and including without limitation any such state or local laws).